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                                                                    EXHIBIT 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

For Further Information contact:    Dean Danner, President
                                    Jeff Nigl, Chief Financial Officer
                                    (262) 542-5600 * http://www.etcia.com
ETC ANNOUNCES 2003 RESULTS

WAUKESHA, WISCONSIN, February 20, 2004
ELECTRONIC TELE-COMMUNICATIONS, INC.
OTC Bulletin Board - Symbol ETCIA

Electronic Tele-Communications, Inc. (ETC) today reported its results for the fourth quarter and year 2003. Sales for the fourth quarter 2003 were $579,906 compared to $840,427 for the 2002 fourth quarter. Net loss for the fourth quarter 2003 was $219,738 or $0.09 per Class A common share, compared to a loss of $221,852 or $0.08 per share for the fourth quarter of 2002. For the year 2003, the net loss was $715,865 or $0.29 per share on sales of $3,026,479, compared to a 2002 loss of $565,829 or $0.22 per share on sales of $3,978,830.

Commenting on the 2003 results, ETC President Dean Danner said, "The telecommunications equipment market failed to recover in 2003 from its worst recession in the last 50+ years. Although some segments of the telecommunications industry began to stabilize during the year, voice announcement system purchases continued to lag. ETC experienced a profitable third quarter, but then saw sales again fall in the fourth quarter as our customers' limited budgets began to dry up. This fourth quarter drop off in sales contributed to reduced margins and net losses for both the quarter and the year."

"ETC continues its belief that the telecommunications industry is on the verge of recovery, and we are diligently working to keep our Emcee and Z-10 products up to date with those features we feel will be required when the industry does recover. The pace of first quarter 2004 sales and order activity is stronger than the first quarter of 2003. These early indications coupled with the changes and cutbacks we implemented in the last two and one half years position ETC for improved 2004 results," Danner said.

Electronic Tele-Communications is a supplier of voice application processing platforms to domestic and foreign telephone utilities and of messaging systems to the commercial market. ETC's equipment provides a wide range of audio information and call handling services via telephone networks, computer networks, and the Internet. ETC, with corporate headquarters in Waukesha, Wisconsin also has operations in Norcross, Georgia.

Certain statements in this press release which are not historical facts are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Any "forward-looking" statements are provided in compliance with the "Safe Harbor" provision of the Private Securities Litigation Reform Act of 1995. "Forward-looking" statements involve a number of risks and uncertainties including, but not limited to, technology changes, backlog, acquisitions, status of the economy, governmental regulations, sources of supply, expense structure, product mix, major customers, level of order flow, competition, litigation, and other risk factors detailed in the Company's filings with the Securities and Exchange Commission. Investors are encouraged to consider the risks and uncertainties included in those filings.
                                    - MORE -


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Electronic Tele-Communications, Inc.

Statements of Operations:

                                                   (unaudited)
                                                Three Months Ended         Twelve Months Ended
                                                    December 31                December 31
                                                 2003          2002         2003          2002
Net sales                                      579,906       840,427     3,026,479     3,978,830
Cost of products sold                          375,982       477,850     1,729,687     2,024,450
Gross profit                                   203,924       362,577     1,296,792     1,954,380

Operating expenses:
 General and administrative                    141,480       171,085       657,444       711,625
 Marketing and selling                         193,704       217,632       806,133     1,035,695
 Research and development                       86,369       194,712       538,762       830,153
                                               421,553       583,429     2,002,339     2,577,473

Earnings (loss) from operations               (217,629)     (220,852)     (705,547)     (623,093)
Other income (expense)                          (1,109)           --        (6,318)       (2,736)

Earnings (loss) before
 income taxes                                 (218,738)     (220,852)     (711,865)     (625,829)
Income taxes (benefit)                           1,000         1,000         4,000       (60,000)
Net earnings (loss)                           (219,738)     (221,852)     (715,865)     (565,829)

Basic and diluted earnings (loss) per share:
  Class A common                                 (0.09)        (0.08)        (0.29)        (0.22)
  Class B common                                 (0.09)        (0.12)        (0.29)        (0.26)

Weighted average shares outstanding
 for basic and diluted                       2,509,147     2,509,147     2,509,147     2,509,147

Selected Balance Sheet Data:
                                              Dec 31         Dec 31
                                               2003           2002
Current assets                               1,512,830     2,060,129
Total assets                                 2,734,197     3,558,200
Current liabilities                            778,289       797,753
Total liabilities                            1,044,310     1,152,448
Stockholders' equity                         1,689,887     2,405,752


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